EXHIBIT 99.2

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman/Jake Malcynsky 203-682-8200 DFRGPR@icrinc.com
Del Frisco’s Restaurant Group, Inc. to Acquire Barteca Restaurant Group
for $325 Million in Cash

IRVING, Texas, May 7, 2018 - (GLOBE NEWSWIRE) - Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s”) (NASDAQ: DFRG) today announced that it has entered into a definitive agreement to acquire Barteca Restaurant Group (“Barteca”) for $325 million in cash.

Barteca consists of two concepts, Barcelona Wine Bar (“Barcelona”) and bartaco, each with a unique vibe, food, drinks, and design. With 31 restaurants operating across 10 states and Washington D.C., the growth of Barcelona and bartaco has been fueled by a relentless focus on the guest experience. The brands deliver on more than just quality food and drinks-the atmosphere in each restaurant is fun, familiar, and full of energy.

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Barcelona, the largest Spanish restaurant concept in the U.S., with 15 restaurants and three under development, serves an ever-changing selection of tapas, using both local and seasonal ingredients as well as specialties from Spain and the Mediterranean. The award-winning wine list of 400 Spanish and South American wines is one of the largest programs in the country. Barcelona is inspired by the culture of Spain and its tapas bars. We estimate the market potential of Barcelona is between 50 and 100 restaurants domestically.

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Bartaco, with 16 locations and four under development, combines fresh, upscale street food with a coastal vibe in a laid-back environment. Inspired by a healthy, outdoor lifestyle, the menu takes inspiration from a broad palate of bold flavors from the Mediterranean, Asia, and beyond. The award-winning cocktails are made from artisanal spirits and freshly-squeezed juices. We estimate the market potential of bartaco is between 200 and 300 restaurants domestically.

“We believe Barteca’s innovative and ‘best in class’ concepts are highly complementary and will provide Del Frisco’s portfolio with significant growth and development opportunities. They will provide opportunities to enable us to capture market share in the experiential dining segments, while mitigating the risk of seasonality and economic downturns to our current restaurant portfolio,” said Norman Abdallah, Chief Executive Officer of Del Frisco’s Restaurant Group, Inc. “Similar to Del Frisco’s own vision and mission, Barteca’s founders Andrew Pforzheimer and Sasa Mahr-Batuz created Barcelona and bartaco to celebrate life in restaurants through great food, wine and hospitality. As a result, their award-winning concepts have become leading ‘experienced-based’ lifestyle brands that provide them competitive advantages in the marketplace. These include connectivity beyond the four-walls of the restaurants, culture and brand transcending food, and powerful ‘halos’ that drive appeal and loyalty. We are thrilled to be welcoming Barteca to our family.”

Del Frisco’s Board of Directors has unanimously approved the transaction, which is expected to be completed by the end of Del Frisco’s second quarter, subject to receipt of U.S. antitrust clearance and other customary closing conditions. The proposed transaction does not require approval by Del Frisco’s shareholders. Post-acquisition, Barteca will continue to be led by Jeff Carcara, its current Chief Executive Officer, who will now report up to Norman Abdallah, Chief Executive Officer of Del Frisco’s. Del Frisco’s is well-positioned to manage additional brands and realize synergies due to its dedicated Brand structure which will help ensure a smooth transition.

“We have tremendous brand pride across Barcelona and bartaco, the excitement about our growth and potential is palpable in both our new and existing restaurants,” said Jeff Carcara, Chief Executive Officer of Barteca Restaurant Group. “Our focus has and always will be creating truly memorable experiences for our guests-and really empowering our teams to walk the walk, not just talk the talk. I believe Norman and the team at DFRG share in the vision for what’s possible in terms of our evolution. There is strength in numbers and I am excited to see what more we can accomplish together.”

For 2017, Barteca generated $127.9 million in net sales and $31.7 million in Restaurant-Level EBITDA, representing a 24.8% margin.

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Barcelona generated $60.2 million in net sales, including a 1.9% increase in comparable restaurant sales, and Restaurant-Level EBITDA of $14.2 million, representing a 23.6% margin. The average unit volume was $4.7 million and average check was approximately $35. The current sales to investment ratio is 2.3x and cash on cash return is 57%, which is among the highest in the industry.

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bartaco generated $67.1 million in net sales, including a 7.3% increase in comparable restaurant sales, and a restaurant-level EBITDA of $17.5 million, representing a 26.1% margin. The average unit volume was $5.6 million and average check was approximately $22. The current sales to investment ratio is 3.0x and the cash on cash return is 87%, which is among the highest in the industry.

For the first quarter ended April 3, 2018, Barcelona generated comparable restaurant sales of 1.7% while bartaco generated comparable restaurant sales of 2.6%.

“This transaction directly aligns with the long-term strategy we established for Del Frisco’s when I joined the Board of Directors in 2015,” said Ian Carter, Chairman of Del Frisco’s Restaurant Group, Inc. “Barcelona and bartaco are the perfect additions to the Del Frisco’s portfolio, and are well-positioned to deliver a long-term positive impact on our team, guests and shareholders. On behalf of the Board, I want to welcome Jeff and the entire Barteca team to the Del Frisco’s family. We look forward to a bright future together.”

Piper Jaffray is acting as exclusive financial advisor to Del Frisco’s and its Board of Directors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor. Kirkland & Ellis LLP is acting as legal advisor to Barteca. Barteca is majority owned by investment funds managed by Rosser Capital Partners and General Atlantic, LLC. JPMorgan Chase and Citizens Financial Group are providing committed financing for the transaction.

Conference Call
We will host a conference call to discuss the proposed Barteca Restaurant Group acquisition along with financial results for the first quarter ended March 27, 2018 today at 7:30 AM Central Time. Financial results for the first quarter 2018 were issued in a separate release this morning. Hosting the conference call will be Norman Abdallah, Chief Executive Officer and Neil Thomson, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (323) 794-2551. A replay will be available afterwards and can be accessed by dialing (412) 317-6671; the passcode is 8239374. The replay will be available until May 14, 2018.

There will be an accompanying presentation related to the Barteca Restaurant Group acquisition that will be used in conjunction with this morning’s conference call. The presentation can be found at our corporate website at www.DFRG.com under the Investor Relations section “Events & Presentations”.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the Investor Relations section “Events & Presentations”. An archive of the webcast and the investor presentation on the acquisition will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Irving, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 53 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Del Frisco's Grille, and Sullivan's Steakhouse. Del Frisco's Double Eagle Steakhouse serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.DelFriscosGrille.com, and www.SullivansSteakhouse.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

About Barteca Restaurant Group
Barteca creates restaurants where great food and attentive service are fun, stylish and accessible. Barcelona, the largest Spanish restaurant group in the U.S. with 15 locations, serves tapas both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean. Barcelona also offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass.

Inspired by a healthy, outdoor lifestyle, bartaco combines fresh, upscale street food with a coastal vibe in a relaxed environment. The cuisine is rooted in tradition and pulls from a broad palate of bold flavors from the Caribbean, Asia and beaches everywhere. The menu features award-winning cocktails made with artisanal spirits and freshly-squeezed juices. bartaco currently has 16 locations across the U.S.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. All statements other than statements of historical facts contained in this communication, including references to assumptions or statements regarding our outlook for 2018, the expected benefits of our proposed acquisition of Barteca (the “Barteca Acquisition”), the synergies we anticipate will result from the proposed Barteca Acquisition, the future results of our operations and financial position, are forward-looking statements. The forward-looking statements in this communication are based on information available to us as of the date any such statements are made, and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: (i) the ability of the parties to successfully complete the proposed Barteca Acquisition on the current terms and anticipated timing, including as a result of obtaining required regulatory and other approvals and the satisfaction of other conditions to the completion of the proposed Barteca Acquisition; (ii) access to debt financing for the proposed Barteca Acquisition on a timely basis and on reasonable terms as well as the impact of the combined companies’ debt levels on the ability to operate following the proposed Barteca Acquisition; (iii) risks relating to the integration of operations, products and employees into the combined company and the possibility that the anticipated synergies and other benefits of the proposed Barteca Acquisition will not be realized in whole or in part within expected timeframes, if at all; (iv) the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement relating to the proposed Barteca Acquisition; and (v) the impact of the proposed Barteca Acquisition on each company’s business pending consummation of the proposed Barteca Acquisition. Consummation of the proposed Barteca Acquisition is subject to a number of factors, many of which are beyond our control. Accordingly, no assurance can be given that the proposed Barteca Acquisition will be consummated within the time frame specified, or at all. Additional factors relating to our business that could cause actual results to differ materially from our forward-looking statements include (i) our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees, (ii) our ability to achieve expected levels of comparable restaurant sales increases, (iii) the performance of new restaurants and their impact on existing restaurant sales, (iv) increases in the cost of food ingredients and other key supplies, (v) the risk of food-borne illnesses and other health concerns about our food, (vi) the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities, (vii) risks relating to our expansion into new markets, (viii) the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages, (ix) our ability to effectuate our planned divestiture of Sullivan’s Steakhouse on our intended timeline, uncertainty regarding the terms of any such divestiture and our ability to generate a return on such divestiture consistent with our strategy and (x) the risks set forth in our reports filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), this presentation contains the non-GAAP financial measure Restaurant-Level EBITDA. Restaurant-Level EBITDA is calculated by adding back to operating income (loss), depreciation and amortization, pre-opening costs, general and administrative costs, donations, consulting project costs, reorganization severance, lease termination and closing costs, and insurance settlement proceeds. Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial metrics. See the reconciliation to the most comparable GAAP measure included in this press release

The non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP; however, they are provided as management believes they are helpful in evaluating the proposed transaction. The non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Such metrics have been calculated solely by the management of Barteca and have not been reviewed by our independent auditors.

Reconciliation of Certain Non-GAAP Financial Measures ($M)

Barteca Financials (1)
2017
Net Income	$7
Income Taxes	$0
Interest Expense	$3
D&A Expense	$7
Pre-Opening Expense	$2
Other Addbacks(2)	$0
Adj. EBITDA	$20
G&A Expense(3)	$12
Restaurant-Level EBITDA	$32
(1) Barteca’s fiscal year consists of 52 or 53 weeks ending on the closest Tuesday to December 31
(2) Includes non-cash expenses, management and board fees, deal expenses, Fairfield Foods write-off, DCP litigation, executive recruiting and relocation and other miscellaneous one-time items
(3) Excludes other addbacks

This release is being presented solely for your information, is subject to change and speaks only as of the date hereof. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Del Frisco’s or Barteca.

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